EXHIBIT 3.5
STATE of DELAWARE
THIRD AMENDMENT of
CERTIFICATE of INCORPORATION of
NATIONAL LAMPOON, INC.

 First: The Board of Directors of National Lampoon, Inc., a Delaware corporation (the “Corporation”), duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation (the “Certificate”) of said Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders.  The resolutions setting forth the proposed amendment are substantially as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by striking out Section 5.2.1 thereof and by substituting in lieu of said section the following new Section 5.2.1, as follows:

Section 5.2.1 Dividend Rights.  The Corporation shall have the right to issue dividends and make distributions, whether cash, securities or otherwise, whether or not any shares of the Series B Preferred are outstanding.  To the extent dividends are declared and issued by the Corporation prior to the earlier of (i) the date of a Liquidation Event or (ii) the date on which the Series B Preferred is converted hereunder, the Corporation shall pay preferential dividends to the holders of the Series B Preferred as provided in this Section 5.2.1.  Dividends shall be paid, at the election of the holder of the Series B Preferred, with shares of the Corporation’s Series D Convertible Preferred Stock or with shares of the Corporation’s Common Stock.  Beginning on November 1, 2004, dividends on each share of the Series B Preferred shall accrue on a daily basis, whether or not declared, at the rate of 9.0% per annum on the sum of (i) the Original Purchase Price (as equitably adjusted for any stock splits, stock dividends, recapitalizations, reverse stock splits or otherwise to prevent an enlargement or diminution of rights), plus (ii) all accumulated and unpaid dividends thereon (compounding annually).  Dividends shall be paid on January 31, April 30, July 31, and October 31 of each year.  The number of shares of Series D Convertible Preferred Stock or Common Stock that will be issued in payment of a dividend shall be computed by (i) dividing the amount of the dividend by the closing price of a share of Common Stock as reported by the exchange or regulated quotation service on which the Common Stock is traded on the trading day immediately prior to the date on which the dividend is to be paid, (provided, however, that if no trades are made on that day, then the number of shares to be issued will be computed using the closing price on the last day, prior to the date on which the dividend is to be paid, on which trades were made and reported) and, in the case of the Series D Convertible Preferred Stock only, (ii) dividing the quotient by 20.  Dividends shall cease to accrue upon the earlier to occur of (i) the date of a Liquidation Event, or (ii) the date on which such share of Series B Preferred is converted hereunder.  All accrued and unpaid dividends on each share of Series B Preferred shall be fully paid (pro rata and pari passu with any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends with the Series B Preferred) before any dividends or distributions may be issued with respect to any Junior Securities.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred and any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends or distributions with the Series B Preferred, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series B Preferred and any class or series of preferred securities of the Corporation entitled to participate pro rata and pari passu as to dividends or distributions with the Series B Preferred.

and by deleting the definition of "Payment Satisfaction Date" in Section 5.2.7.

Second: That acting by written consent, the holders of at least a majority of the issued and outstanding shares of the Corporation’s capital stock, including the Series B Preferred Stock, consented to the foregoing resolutions and this Third Amendment of Certificate of Incorporation in accordance with Section 228(a) of the Delaware General Corporation Law.

Third: That the resolutions and this Third Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242(b)(1) of the Delaware General Corporation Law.

Fourth: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned Corporation has caused this Third Amendment to Certificate of Incorporation to be signed by a duly authorized officer as of September 10, 2008.

By:/s/ Daniel S. Laikin
      Daniel S. Laikin, Chief Executive Officer